Exhibit 99.1
NovaRay Hires Experienced Medical Imaging Executive as its CEO
Newark, California, June 10, 2008 – NovaRay, Inc. (NovaRay), a developer of unique digital cardiac x-ray imaging technology and the ScanCath™ cardiac catheterization system that provides advanced imaging capabilities coupled with reductions in radiation, is pleased to announce the appointment of Mr. Jack E. Price to the position of CEO and President, effective January 2008.
A respected leader within the medical technology community, Mr. Price joined NovaRay as a Director in June 2005. From December 2003 to July 2006, Mr. Price was President and CEO of VSM, a Canadian publicly traded medical imaging company. Prior to that, Mr. Price was President and CEO of Philips Medical Systems, North America from 1996 to 2003.  During this period, Philips, a global leader in the production of diagnostic imaging products, grew from $500 million in annual revenue, with 2,200 employees, to over $3.5 billion in revenue and 5,800 employees. While he was President and CEO of Philips Medical Systems, Mr. Price played a key role in four major acquisitions, including Hewlett-Packard’s Agilent Healthcare Solutions Group and Marconi Medical Systems (formerly Picker International).  Mr. Price’s impressive career also includes five years with GE Medical Systems, where he held various positions including the General Manager of Global X-Ray Business and the Vice President of Marketing for Europe, the Middle East, and Africa.
Board Chair, Ms. Lynda Wijcik, stated, “To be able to attract an executive of Mr. Price’s caliber as the new leader for NovaRay speaks to the company’s commercial potential and opportunity to raise the standard of cardiac catheterization care through its diagnostic imaging product portfolio. Jack has had remarkable success in launching new technologies, leading companies through periods of tremendous growth and building relationships with other industry leaders.  Along with the rest of management and the board, I am excited about the future of NovaRay and look forward to working with Jack.”
“I’m excited by the great opportunities and challenges that my new role presents, especially knowing how NovaRay’s technologies provide solutions to address the growing concern over radiation risks associated with cardiac imaging. NovaRay’s cardiac x-ray technology reduces radiation exposure to patients and staff, plus provides new imaging capabilities with the possibility of making a real, positive difference in people’s lives”, said Mr. Price. “I look forward to the challenge of successfully commercializing NovaRay’s technologies, facilitating strategic collaborations, and enabling the company to meet its future goals.”

About NovaRay, Inc.
NovaRay is a medical imaging company focused on developing unique innovations in proprietary digital cardiac x-ray technology. NovaRay’s initial clinical offering, the ScanCath™ cardiac catheterization system, offers advanced, revolutionary, and breakthrough imaging capabilities, coupled with reductions in radiation exposure to patients, operators, and staff.
— Forward Looking Statements —
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements relating to NovaRay’s commercial potential and opportunity to raise the standard of cardiac catheterization care, NovaRay’s technologies providing solutions to address the growing concern over radiation risks associated with cardiac imaging, NovaRay providing new imaging capabilities, commercialization of NovaRay’s significant technologies, facilitation of strategic collaborations, and NovaRay meeting future goals. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the possibility that NovaRay may not be able to secure additional funding, the possibility that NovaRay may not be able to produce and market successfully any of its products, the possibility that NovaRay’s products will not be sufficiently accepted by physicians, hospitals and other potential customers, the possibility that NovaRay will not obtain or maintain necessary regulatory clearances or approvals relating to NovaRay’s products, and other factors, including those factors described in Forms 10-KSB and S-1 for NovaRay Medical, Inc., NovaRay’s parent corporation, and other filings NovaRay Medical, Inc. filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and NovaRay does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:	Rohini Hira
NovaRay, Inc.
rhira@novaraymedical.com
+1 (510) 619-9200 ext. 111
www.novaraymedical.com